EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountants report on internal control

EXHIBIT B:
  Attachment to item 77C: Submission of matters to a vote of Security holders.

EXHIBIT C:
  Attachment to item 77Q1: Exhibits
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EXHIBIT A:
Report of Independent Registered Public Accounting Firm

To the Members and Board of Managers of
  Advantage Advisers Augusta Fund, L.L.C.

In planning and performing our audit of the financial statements of Advantage Advisers Augusta Fund, L.L.C. for the year ended December 31, 2004, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of Advantage Advisers Augusta Fund, L.L.C.
is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with U.S.
generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards of the Public Company
Accounting Oversight Board (United States). A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2004.

This report is intended solely for the information and use of management and the Board of Managers of Advantage
Advisers Augusta Fund, L.L.C. and the Securities and
Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/Ernst & Young LLP

New York, New York
February 18, 2005



EXHIBIT B:

The Company held a Special Meeting of the Members on December 8, 2004. At this meeting, the Members elected each of the nominees proposed for election to the Company's
Board of Managers and approved the Investment Advisory
Agreement between the Company and Advantage Advisers
Management, L.L.C. The following provides information concerning the matters voted on at the meeting.

Election of Managers of the Company

                                   VOTES        NON-VOTING   INTERESTS OF
NOMINEE              VOTES FOR     WITHHELD     INTERESTS    RECORD

Lawrence K. Becker   $36,889,783   $1,628,629   $27,362,059   $65,880,471
Sol Gittleman        $36,889,783   $1,628,629   $27,362,059   $65,880,471
Luis Rubio           $36,889,783   $1,628,629   $27,362,059   $65,880,471
Janel L. Schinderman $36,889,783   $1,628,629   $27,362,059   $65,880,471


                                   VOTES        NON-VOTING   INTERESTS OF
                     VOTES FOR     AGAINST      INTERESTS    RECORD
Proposal 1-
Investment Advisory
Agreement            $36,889,784   $1,303,913   $27,686,774   $65,880,471



EXHIBIT C:
                      INVESTMENT ADVISORY AGREEMENT

THIS INVESTMENT ADVISORY AGREEMENT is made as of the
8th day of December, 2004, by and between Advantage Advisers
Augusta Fund, L.L.C., a Delaware limited liability company (the "Fund"), and Advantage Advisers Management, L.L.C., a Delaware limited liability company (the "Adviser").
WHEREAS, the Fund intends to engage in business as a
closed-end, non-diversified management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and
WHEREAS, the Adviser is registered as an investment
adviser under the Investment Advisers Act of 1940, as amended, and engages in the business of acting as an investment adviser;
and
WHEREAS, the Fund desires to retain the Adviser to
render investment advisory services to the Fund in the manner and on the terms and conditions hereinafter set forth; and
WHEREAS, the Adviser desires to be retained to perform
such services on said terms and conditions:
NOW, THEREFORE, in consideration of the terms and
conditions hereinafter contained, the Fund and the Adviser agree as follows:
1.	The Fund hereby retains the Adviser to act as its
investment adviser and, subject to the supervision and control of the Board of Managers of the Fund (the "Board"), to manage the investment activities of the Fund as hereinafter set forth. Without limiting the generality of the foregoing, the Adviser shall: obtain and evaluate such information and advice relating to the economy, securities markets, and securities as it deems necessary or useful to discharge its duties hereunder;
continuously manage the assets of the Fund in a manner
consistent with the investment objective, policies and
restrictions of the Fund, as set forth in the Confidential
Memorandum of the Fund and as may be adopted from time to time by the Board, and applicable laws and regulations; determine the securities to be purchased, sold or otherwise disposed of by the
Fund and the timing of such purchases, sales and dispositions;
and take such further action, including the placing of purchase and sale orders and the voting of securities on behalf of the
Fund, as the Adviser shall deem necessary or appropriate. The Adviser shall furnish to or place at the disposal of the Fund such of the information, evaluations, analyses and opinions formulated or obtained by the Adviser in the discharge of its duties as the Fund may, from time to time, reasonably request.
2.	Without limiting the generality of paragraph 1
hereof, the Adviser shall be authorized to open, maintain and close accounts in the name and on behalf of the Fund with
brokers and dealers as it determines are appropriate; to select and place orders with brokers, dealers or other financial intermediaries for the execution, clearance or settlement of any transactions on behalf of the Fund on such terms as the Adviser considers appropriate and that are consistent with the policies of the Fund; and, subject to any policies adopted by the Board and to the provisions of applicable law, to agree to such commissions, fees and other charges on behalf of the Fund as it shall deem reasonable in the circumstances taking into account all such factors as it deems relevant (including the quality of research and other services made available to it even if such services are not for the exclusive benefit of the Fund and the cost of such services does not represent the lowest cost
available) and shall be under no obligation to combine or
arrange orders so as to obtain reduced charges unless otherwise required under the federal securities laws. The Adviser may, subject to such procedures as may be adopted by the Board, use affiliates of the Adviser as brokers to effect the Fund's securities transactions and the Fund may pay such commissions to such brokers in such amounts as are permissible under applicable law.
3.	The Adviser shall, at its own expense, maintain
such staff and employ or retain such personnel and consult with such other persons as may be necessary to render the services required to be provided by the Adviser or furnished to the Fund under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Adviser shall be deemed to include persons employed or otherwise retained by the Adviser or made available to the Adviser by its members.
4.	The Fund will, from time to time, furnish or
otherwise make available to the Adviser such financial reports, proxy statements, policies and procedures and other information relating to the business and affairs of the Fund as the Adviser may reasonably require in order to discharge its duties and
obligations hereunder.
5.	The Adviser shall bear the cost of rendering the
services to be performed by it under this Agreement.
6.	The Fund assumes and shall pay or cause to be
paid all expenses of the Fund not expressly assumed by the
Adviser under this Agreement, including without limitation: all costs and expenses related to portfolio transactions and
positions for the Fund's account, including, but not limited to, brokerage commissions, research fees, interest and commitment fees on loans and debit balances, borrowing charges on securities sold short, dividends on securities sold short but not yet purchased, custodial fees, margin fees, transfer taxes and
premiums, taxes withheld on foreign dividends and indirect
expenses from investments in Investment Funds; all costs and expenses associated with the organization and registration of the Fund, certain offering costs and the costs of compliance with any applicable Federal or state laws; attorneys' fees and disbursements associated with updating the Fund's Confidential Memorandum and subscription documents (the "Offering Materials");
the costs of printing the Offering Materials; the costs of distributing the Offering Materials to prospective investors; and attorneys' fees and disbursements associated with the review of subscription documents executed and delivered to the Fund in connection with offerings of interests of the Fund; the costs and expenses of holding meetings of the Board and any meetings of members of the Fund; fees and disbursements of any attorneys, accountants, auditors and other consultants and professionals engaged on behalf of the Fund or the Board; the administrative services fee paid to Fahnestock & Co. Inc. pursuant to the Administrative Services Agreement and the fees of custodians and persons providing administrative services to the Fund; the costs of a fidelity bond and any liability insurance obtained on behalf of the Fund or the Board; all expenses of computing the Fund's net asset value, including any equipment or services obtained for these purposes; and all charges for equipment or services used in communicating information regarding the Fund's transactions among the Adviser and any custodian or other agent engaged by the Fund.
7.	As full compensation for the services provided to
the Fund and the expenses assumed by the Adviser under this Agreement, the Adviser shall be entitled to be the Special
Advisory Member of the Fund pursuant to the terms of the Limited Liability Company Agreement of the Fund (the "L.L.C.
Agreement").  As the Special Advisory Member, the Adviser shall be entitled to receive an incentive allocation, as defined in
Article I of the L.L.C. Agreement, in accordance with the terms and conditions of Section 5.8 of the L.L.C. Agreement.  The
pertinent provisions of the L.L.C. Agreement relating to the incentive allocation are contained in Appendix A of this Agreement.
8.	The Adviser will use its best efforts in the
supervision and management of the investment activities of the
Fund and in providing services hereunder, but in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations hereunder, the Adviser, its members, their respective directors, officers or employees and their respective affiliates, executors, heirs, assigns,
successors or other legal representatives (collectively, the "Affiliates") shall not be liable to the Fund for any error of judgment for any mistake of law or for any act or omission by the Adviser or any of the Affiliates.
9.	(a)  The Fund shall indemnify the Adviser, its
members, their respective directors, officers or employees and their respective affiliates, executors, heirs, assigns,
successors or other legal representatives (each an "Indemnified Person") against any and all costs, losses, claims, damages or liabilities, joint or several, including, without limitation, reasonable attorneys' fees and disbursements, resulting in any way from the performance or non-performance of any Indemnified Person's duties with respect to the Fund, except those resulting from the willful malfeasance, bad faith or gross negligence of an Indemnified Person or the Indemnified Person's reckless
disregard of such duties, and in the case of criminal
proceedings, unless such Indemnified Person had reasonable cause to believe its actions unlawful (collectively, "disabling
conduct").  Indemnification shall be made following:  (i) a
final decision on the merits by a court or other body before which the proceeding was brought that the Indemnified Person was not liable by reason of disabling conduct or (ii) a reasonable determination, based upon a review of the facts and reached by
(A) the vote of a majority of the members of the Board (the "Managers") who are not parties to the proceeding or (B) legal counsel selected by a vote of a majority of the Board in a written advice, that the Indemnified Person is entitled to indemnification hereunder. The Fund shall advance to an
Indemnified Person (to the extent that it has available assets and need not borrow to do so) reasonable attorneys' fees and other costs and expenses incurred in connection with defense of any action or proceeding arising out of such performance or non-performance. The Adviser agrees, and each other Indemnified
Person will agree as a condition to any such advance, that in the event the Indemnified Person receives any such advance, the Indemnified Person shall reimburse the Fund for such fees, costs and expenses to the extent that it shall be determined that the Indemnified Person was not entitled to indemnification under this paragraph 9.
(b)	Notwithstanding any of the foregoing to the
contrary, the provisions of this paragraph 9 shall not be
construed so as to relieve the Indemnified Person of, or provide indemnification with respect to, any liability (including liability under Federal Securities laws, which, under certain circumstances, impose liability even on persons who act in good faith) to the extent (but only to the extent) that such liability may not be waived, limited or modified under
applicable law or that such indemnification would be in
violation of applicable law, but shall be construed so as to effectuate the provisions of this paragraph 9 to the fullest extent permitted by law.
10.	Nothing contained in this Agreement shall prevent
the Adviser or any affiliated person of the Adviser from acting as investment adviser or manager for any other person, firm or corporation and, except as required by applicable law (including
Rule 17j-1 under the 1940 Act), shall not in any way bind or restrict the Adviser or any such affiliated person from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom they may be acting.  Nothing in this Agreement shall limit or restrict the right of any member, officer or employee of the Adviser to
engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business whether of a similar or dissimilar nature.
11.	This Agreement shall remain in effect for an
initial term expiring April 30, 2005, and shall continue in
effect from year to year thereafter provided such continuance is approved at least annually by the vote of a majority of the outstanding voting securities of the Fund, as defined by the
1940 Act and the rules thereunder, or by the Board; and provided that in either event such continuance is also approved by a
majority of the Managers who are not parties to this Agreement or "interested persons" (as defined by the 1940 Act) of any such party (the "Independent Managers"), by vote cast in person at a meeting called for the purpose of voting on such approval. The
Fund may at any time, without payment of any penalty, terminate this Agreement upon sixty days' prior written notice to the
Adviser, either by majority vote of the Board or by the vote of a majority of the outstanding voting securities of the Fund (as defined by the 1940 Act and the rules thereunder). The Adviser may at any time, without payment of penalty, terminate this
Agreement upon sixty days' prior written notice to the Fund.
This Agreement shall automatically terminate in the event of its assignment (to the extent required by the 1940 Act and the rules thereunder) unless such automatic termination shall be prevented by an exemptive order of the Securities and Exchange Commission.
12.	Any notice under this Agreement shall be given in
writing and shall be deemed to have been duly given when
delivered by hand or facsimile or five days after mailed by
certified mail, post-paid, by return receipt requested to the other party at the principal office of such party.
13.	This Agreement may be amended only by the written
agreement of the parties. Any amendment shall be required to be approved by the Board and by a majority of the Independent
Managers in accordance with the provisions of Section 15(c) of the 1940 Act and the rules thereunder.  If required by the 1940
Act, any amendment shall also be required to be approved by such vote of members of the Fund as is required by the 1940 Act and the rules thereunder.
14.	This Agreement shall be construed in accordance
with the laws of the state of New York and the applicable
provisions of the 1940 Act.  To the extent the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.
15.	The Fund represents that this Agreement has been
duly approved by the Board, including a majority of the
Independent Managers, and by the sole initial member of the
Fund, in accordance with the requirements of the 1940 Act and the rules thereunder.
16.	The parties to this Agreement agree that the
obligations of the Fund under this Agreement shall not be binding upon any of the Managers, members of the Fund or any officers, employees or agents, whether past, present or future, of the Fund, individually, but are binding only upon the assets and property of the Fund.
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[PAGE BREAK]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.

ADVANTAGE ADVISERS AUGUSTA FUND, L.L.C.

By: 	/s/Bryan McKigney
	Name:  Bryan McKigney
	Title:    Authorized Signatory


ADVANTAGE ADVISERS MANAGEMENT, L.L.C.
By: 	Oppenheimer Asset Management Inc.,
its Managing Member
By:	/s/ Patrick Kane
	Name:  Patrick Kane
	Title:    Authorized Signatory


[PAGE BREAK]


                        APPENDIX A

Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the L.L.C. Agreement.

                        ARTICLE I

                       DEFINITIONS

Incentive Allocation                   With respect to each Member,
                                       20% of the amount, determined
                                       as of the close of each
                                       Allocation Period with respect
                                       to such Member, by which such
                                       Member's Positive Allocation
                                       Change for such Allocation
                                       Period, if any, exceeds any
                                       positive balance in such
                                       Member's Loss Recovery Account
                                       as of the most recent prior
                                       date as of which any adjustment
                                       has been made thereto.

                        ARTICLE V

                         CAPITAL

5.8	Incentive Allocation.

		(a)	So long as the Adviser serves as the Special
Advisory Member of the Company, the Incentive Allocation shall be debited against the Capital Account of each Member as of the last day of each Allocation Period with respect to such Member and the amount so debited shall simultaneously be credited to the Special Advisory Account or, subject to compliance with the 1940 Act and the Advisers Act, to the Capital Accounts of such Members who are directors, officers or employees of Fahnestock &
Co. Inc. or its Affiliates, or with respect to which such directors, officers or employees are the sole beneficial owners, as have been designated in any written notice delivered by the Adviser to the Board of Managers within 90 days after the close of such Allocation Period.

		(b)	By the last business day of the month following
the date on which an Incentive Allocation is made, the Special
Advisory Member may withdraw up to 100% of the Incentive
Allocation (computed on the basis of unaudited data) that was credited to the Special Advisory Account. Within 30 days after the completion of the audit of the books of the Company for the year in which allocations to the Special Advisory Account are made, the Company shall pay to the Special Advisory Member any additional amount of Incentive Allocation determined to be owed to the Special Advisory Member based on the audit, and the Special Advisory Member shall pay to the Company any excess amount of Incentive Allocation determined to be owed to the Company.